Exhibit 1

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Action No. 0203711-65.2016.8.19.0001

Subject: Judicial Reorganization – Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested Party: PROCURADORIA FEDERAL BEFORE ANATEL

Interested Party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: LEGAL FIRM ARNOLDO WALD

Interested Party: CHINA DEVELOPMENT BANK CORPORATION

Interested Party: GLOBONET CABOS SUBMARINOS S.A.

Interested Party: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Legal Representative: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested Party: GOLDENTREE DISTRESSED FUND 2014 LP E OUTROS

Interested Party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉNICA LTDA

Interested Party: MAZZINI ADMINISTRAÇÃO LTDA

Interested Party: TIM CELULAR S.A. AND OTHER

Interested Party: JEAN LEON MARCEL GRONEWEGEN

Interested Party: THE BANK OF NEW YORK MELLON S.A.

On this date I send the case to the consideration of

Honorable Judge Ricardo Lafayette Campos

As of February 5, 2018

Order

Given the decision that approved the judicial reorganization plan, it is on the records that a motion for clarification was filed by Mable Ridge Master Fund LP (pages 255.869/ 255.872) that, in general terms, argues obscurity in the decision for granting unequal treatment among the bondholders’ creditors and for omission by not fixing a cut-off date for the acceptance of such creditors to what was settled in the judicial reorganization.

In the motion for clarification filed by the creditor Carlos Andrade Kadziola (pages 255.839/255.844), the appellant argues that the decision is obscure for not reaffirming, in accordance with the decision that allowed the judicial reorganization plan, that certain acts for which some guidelines were set would authorize the receipt of the credit from the company being reorganized, directly before the original court.

Adriano de Oliveira Mendonça and other creditors (pages 255.796/255.807) also filed motion of clarification whereby they point out omissions and claim that the decision did not cover the irregularities brought by the creditors in relation to the plan when the creditors’ general meeting was held, including in what regards the absence of the reports of the companies shares’ custodians.

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

Finally, all appellants request the grant of the appeal.

As per the same decision, the prosecution office filed an interlocutory appeal as described in pages 256.047.

The company being reorganized by its turn in the petition on page 255.653/255.670 asserts, in short words, that the majority shareholders called an extraordinary general meeting aiming to review clauses of the judicial reorganization plan approved by the creditors and the decision of governance rendered by the judge, claiming the illegality of the action of a minority shareholder and the maintenance of the plan.

In another petition, attached to pages 255.646/255.652, the company being reorganized is the author of a motion of clarification, this time in relation to the decision on pages 254.952/254.953, arguing that the communication to the national judicial bodies in the required form can be misleading and therefore detrimental to the appellant.

There are, additionally, petitions requesting the individualization of the bondholders in accordance with the provisions set forth in the judicial reorganization plan and other requests that will be addressed shortly.

It is worth stressing herein that, when assessing the request for partially reconsidering the decision that approved the judicial reorganization plan, this judge kept the decision made by the tenured judge due to the understanding that the decision was in accordance with previous decisions, especially regarding those that deliberated the company’s governance. Therefore, the assessment of the petitions of the company being reorganized attached to pages 255.653/255.670 and 256.067/256.078 becomes moot, at least for now, also because there is a ministerial appeal pursuant to the confirmatory decision of the PRJ, pending a judgment, and in case of a potential deliberation at the extraordinary general meeting against the decisions of this court, the companies being reorganized may seek the applicable judicial measures to defend their interests.

Wherefore, I order:

1)      Pages 255.992/255.994 and 255.951/255.952 – I determine the assessment of the motions and of the documents that instruct them as a mechanism of identification of the bondholders. Write down where applicable, giving the judicial administrator prompt notice;

2)      I maintain, on its own grounds, the decision that approved the judicial reorganization plan, target of an interlocutory appeal which filing is communicated by the ministerial body. Await for the petition of information or notice about the grant of suspensive effect to the appeal;

We further clarify that, considering the reorganization plan’s approval, upon a judicial finding that the plan is null, void and unenforceable, , any extrajudicial deliberation by claimants that goes against issues already approved in the plan must comply with the principle of magister dixit,, without prejudice to potential appeal to the Judiciary Branch.

3)      Certify the timeliness of the motion of clarification filed on pages 255.869/255.872, 255.839/255.844 and 255.796/255.807. If timely, I determine that companies being reorganized must make a statement in accordance with article 1023, paragraph 2nd of the Civil Procedure Code;

Judicial Branch of the State of Rio de Janeiro

Trial Court

County of the Capital

Office of the 7th Corporate Court

Erasmo Braga Avenue, 115 Lna Central – Zip Code 20020-903 Centro – Rio de Janeiro, RJ – Telephone: 3133 2185 e-mail: cap07vemp@tjrj.jus.br

4)      Likewise, check with the notary the timeliness of the motions of clarification filed by the companies being reorganized (pages 255.646/255.652). If timely, request the judicial administrator for a statement;

5)      To the Judicial Administrator, make a statement, as well, on the matter set forth in pages 256.023/256.024;

6)      Globenet’s petition – pages 255.644/255.645 – check with the notary if the order of payment was issued.

7)      Take precautions in the applicable site, of the agreement reported by the companies in judicial reorganization in pages 255.991;

8)      I consider impaired the assessment of the request filed by Petrobras in pages 255.631/255.633 before the installation of the creditors’ general meeting;

9)      To the company in judicial reorganization, make a statement on the matter set forth in pages 255.865/255.868, 255.861/255.864, 255.857/255.860, 255.853/255.856;

10)  Regarding the levy of execution upon some contingent right, considering the approval of the judicial reorganization plan, with the novation of debts, I deem to be convenient to await for the statements of the judicial administrator and the companies in judicial reorganization about the matter. Thereafter return for a decision.

Rio de Janeiro, February 5, 2018

Ricardo Lafayette Campos – Honorable Judge